Exhibit 99.1

FOR IMMEDIATE RELEASE
October 23, 2008
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
NORTHWEST INDIANA BANCORP
REPORTS QUARTERLY EARNINGS INCREASE
     Munster, Indiana — NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported an 8.9% increase in earnings for the quarter ended September 30, 2008 compared to third quarter earnings reported during the prior year. This increase reflects earnings of $1.57 million, or $0.56 in earnings per basic and diluted share, compared to earnings of $1.44 million, or $0.51 in earnings per basic and diluted share for the quarter ended September 30, 2007. For the quarter ended September 30, 2008, the return on average assets (ROA) was 0.96% and return on average equity (ROE) was 11.75%.
     The Bancorp also reported a 7.2% increase in earnings for the nine months ended September 30, 2008 compared to the nine-month earnings reported during the same period in 2007. This increase reflects earnings of $4.7 million, or $1.66 in earnings per basic and $1.65 in earnings per diluted share, compared to earnings of $4.4 million, or $1.55 in earnings per basic and $1.54 in earnings per diluted share for the nine months ended September 30, 2007. For the nine months ended September 30, 2008, the return on average assets (ROA) was 0.96% and return on average equity (ROE) was 11.37%.
     “Despite the turmoil in the financial markets, Peoples Bank is very pleased to report increased earnings for both the most recent quarter and the first nine months of the year. For all the talk about what is happening on Wall Street and Main Street, it is clear that Peoples Bank continues to strongly perform and deliver consumer, commercial and wealth management products and services that meet the needs of our customers,” said David A. Bochnowski, Chairman and Chief Executive Officer.
     At September 30, 2008, the Bancorp’s assets totaled $655.8 million, an increase of $27.1 million or 4.3% for the year. During the current nine months, the Bancorp’s lending portfolio totaled $486.4 million, an increase of $18.0 million. The increase in loan balances was a result of demand for commercial real estate loans, commercial business loans and construction & land development loans. Investment securities totaled $122.9 million at September 30, 2008, an increase of $4.7 million for the nine-month period. At September 30, 2008, deposits totaled $522.4 million, an increase of $29.1 million during the first quarter. The increase in deposits is primarily related to growth in checking and money market account balances. At September 30, 2008, core deposits totaled $307.0 million, while certificates of deposit totaled $215.5 million. Core deposits include checking, savings, and money market accounts. Core deposits represented 58.8% of the Bancorp’s total deposits at the end of the September. At September 30, 2008, borrowings totaled $77.1 million, an increase of $207 thousand for the nine-month period.

     Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $5.8 million for the current quarter, compared to $4.5 million for the quarter ended September 30, 2007, an increase of $1.3 million, or 30.0%. For the nine months ended September 30, 2008, net interest income totaled $16.4 million compared to $13.3 million for the nine months ended September 30, 2007, an increase of $3.1 million, or 23.2%. The increase in net interest income for both periods has been positively impacted by loan and core deposit growth, and a decrease in the cost of funds as a result of the Federal Reserve’s action in lowering short-term interest rates during 2008.
     At September 30, 2008, the Bancorp’s non-performing loans represented 1.56% of total assets, compared to 1.37% at December 31, 2007. The Bancorp’s non-performing loans continue to be impacted by two past due commercial real estate participation loans that carry a balance of $3.8 million and $956 thousand. The Bancorp’s management has filed a lawsuit against the lead lender of the $3.8 million commercial real estate participation, contending that the lead lender violated the participation agreement, as well as the underlying loan agreement. For both loans, management continues to take action to ensure that the Bancorp’s interest in the collateral is protected.
     “Current economic conditions continue to exert stress on our loan portfolio. Because of the uncertainty in the economy, management has aggressively increased our provision for loan losses,” Bochnowski noted.
     As a result of management’s assessment of current credit quality within its loan portfolio, provisions to the allowance for loan losses totaled $590 thousand for the current quarter and $1,540 thousand for the nine months ended September 30, 2008. For the current nine months, net loan charge-offs totaled $552 thousand, compared to $201 thousand during the first nine months of 2007. At September 30, 2008, the allowance for loan losses totaled $5.6 million and is considered adequate by management. To the extent that actual cash flows, collateral values and strength of personal guarantees differ from current estimates used to establish the allowance for loan losses, additional provisions to the allowance for loan losses may be required.
     Noninterest income from banking activities for the quarter ended September 30, 2008 totaled $1.13 million, compared to $1.15 million for the quarter ended September 30, 2007, a decrease of $19 thousand, or 1.6%. For the nine months ended September 30, 2008, noninterest income totaled $3.5 million, compared to $3.3 million for the nine months ended September 30, 2007, an increase of $230 thousand, or 7.0%. Factors contributing to the increase in noninterest income include income from wealth management operations, gains recognized from the sale of available-for-sale securities, income from deposit operations and the reversal of a liability previously established for an impaired letter of credit.
     Noninterest expense totaled $4.3 million for the quarter ended September 30, 2008, compared to $3.6 million for the quarter ended September 30, 2007, an increase of $648 thousand, or 17.9%. For the nine months ended September 30, 2008, noninterest expense totaled $12.5 million, compared to $10.7 million for the nine months ended September 30, 2007, an increase of $1.8 million, or 16.3%. In the current quarter and nine month period, the increase in noninterest expense is related to increased compensation costs for additional lending, retail, private banking and marketing personnel that were hired to support the Bank’s growth initiatives. In addition, occupancy expense has increased as result of opening of the Crown Point, Indiana banking center in December 2007. During the first quarter, other expense has increased as a result of an increase in third-party professional services, community contributions and operating expenses related to banking products.

     “Our conservative approach to managing our balance sheet has proven to be a reliable strength that continues to serve the interests of our customers and community. Peoples Bank is a well-capitalized bank that has avoided any involvement with subprime lending or investment activity,” according to Bochnowski.
     “The economy moves in cycles and we are well positioned for the future. Our tenth banking center will open in Gary during the last week of October and our Valparaiso banking center is under construction with an opening planned for next spring,” Bochnowski added.
     At September 30, 2008, shareholders’ equity totaled at $51.4 million or 7.84% of total assets. The book value of the Bancorp’s stock stood at $18.13 at quarter-end.
     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, East Chicago, Dyer, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.
     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report
Key Ratios

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007
Return on equity	11.75%	11.12%	11.37%	11.23%
Return on assets	0.96%	0.94%	0.96%	0.95%
Basic earnings per share	$0.56	$0.51	$1.66	$1.55
Diluted earnings per share	$0.56	$0.51	$1.65	$1.54
Yield on loans	5.97%	6.64%	6.09%	6.63%
Yield on security investments	4.78%	4.60%	4.68%	4.46%
Total yield on earning assets	5.73%	6.24%	5.80%	6.22%
Cost of deposits	1.84%	3.08%	2.14%	3.05%
Cost of borrowings	2.97%	4.38%	3.22%	4.29%
Total cost of funds	2.00%	3.23%	2.27%	3.19%
Net interest margin — tax equivalent	3.94%	3.19%	3.76%	3.19%
Noninterest income / average assets	0.69%	0.74%	0.72%	0.71%
Noninterest expense / average assets	2.62%	2.36%	2.58%	2.34%
Net noninterest margin / average assets	-1.93%	-1.62%	-1.85%	-1.62%
Efficiency ratio	61.86%	64.84%	62.85%	64.82%
Effective tax rate	23.16%	23.52%	20.16%	24.22%
Dividend declared per common share	$0.36	$0.36	$1.08	$1.08

	September 30,
	2008	December 31,
	(Unaudited)	2007
Net worth / total assets	7.77%	8.32%
Book value per share	$18.13	$18.01
Non-performing loans to total assets	1.56%	1.37%
Non-performing loans to total loans	2.10%	1.84%
Allowance for loan loss to non-performing loans	54.42%	53.20%
Allowance for loan loss to loans outstanding	1.14%	0.98%
Foreclosed real estate to total assets	0.13%	0.02%
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
(Dollars in thousands)	2008	2007	2008	2007
Interest income:
Loans	$7,266	$7,678	$22,061	$23,091
Securities & short-term investments	1,495	1,295	4,302	3,595

Total interest income	8,761	8,973	26,363	26,686

Interest expense:
Deposits	2,365	3,846	8,255	11,295
Borrowings	607	674	1,738	2,102

Total interest expense	2,972	4,520	9,993	13,397

Net interest income	5,789	4,453	16,370	13,289
Provision for loan losses	590	80	1,540	85

Net interest income after provision for loan losses	5,199	4,373	14,830	13,204

Noninterest income:
Fees & service charges	782	722	2,185	2,147
Wealth management operations	201	192	618	530
Cash value increase from bank owned life insurance	106	107	311	302
Gain on sale of securities, net	41	51	187	99
Gain on sale of loans, net	24	54	94	172
Gain/(loss) on foreclosed real estate	(40)	12	(21)	6
Other income	11	6	131	19

Total noninterest income	1,125	1,144	3,505	3,275

Noninterest expense:
Compensation & benefits	2,243	1,895	6,577	5,551
Occupancy & equipment	733	610	2,148	1,880
Data processing	213	213	641	658
Marketing	85	71	304	190
Other	1,003	840	2,821	2,457

Total noninterest expense	4,277	3,629	12,491	10,736

Income before income taxes	2,047	1,888	5,844	5,743
Income tax expenses	474	444	1,178	1,391

Net income	$1,573	$1,444	$4,666	$4,352

NorthWest Indiana Bancorp
Quarterly Financial Report
Balance Sheet Data

	September 30,
	2008	December 31,	Change	Mix
(Dollars in thousands)	(Unaudited)	2007	%	%
Total assets	$655,831	$628,718	4.3%
Cash & cash equivalents	12,601	12,111	4.0%
Securities — available for sale	100,630	96,286	4.5%
Securities — held to maturity	18,589	18,358	1.3%

Loan receivable:
Construction and land development	51,385	46,289	11.0%	10.6%
1-4 first liens	198,908	201,302	-1.2%	40.9%
Multifamily	13,154	12,884	2.1%	2.7%
Commercial real estate	126,313	119,258	5.9%	26.0%
Commercial business	50,898	46,954	8.4%	10.4%
1-4 Junior Liens	5,322	5,805	-8.3%	1.1%
HELOC	20,504	18,595	10.3%	4.2%
Lot loans	3,378	3,309	2.1%	0.7%
Consumer	2,093	2,399	-12.8%	0.4%
Government and other	14,469	11,664	24.0%	3.0%

Total loans	486,424	468,459	3.8%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	48,535	44,799	8.3%	9.3%
Interest bearing checking	84,817	71,437	18.7%	16.2%
Savings	53,641	52,524	2.1%	10.3%
MMDA	120,004	110,416	8.7%	23.0%

Total core deposits	306,997	279,176	10.0%	58.8%
Certificates of deposit	215,452	214,208	0.6%	41.2%

Total deposits	522,449	493,384	5.9%	100.0%

Borrowings	77,137	76,930	0.3%
Stockholder’s equity	50,936	52,733	-3.4%
Asset Quality

	June 30,
	2008	December 31,	Change
(Dollars in thousands)	(Unaudited)	2007	%
Nonaccruing loans	$9,113	$7,776	17.2%
Accruing loans delinquent more than 90 days	1,120	842	33.0%
Foreclosed real estate	826	136	507.4%

Total nonperforming assets	11,059	8,754	26.3%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	1,424	824	72.8%
ALL general allowances for loan portfolio	4,145	3,757	10.3%

Total ALL	5,569	4,581	21.6%